Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF

CERTIFICATE OF INCORPORATION

OF

TELECOM COMMUNICATIONS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is Telecom Communications, Inc.

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 14, 2005.

3. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following:

“The name of the Corporation is Mystaru.com, Inc.”

4. The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on May 11, 2007.
	By:	/s/ Alan R. Lun
Name: Alan R. Lun Title: President